UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2023

SOUNDHOUND AI, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40193	85-1286799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5400 Betsy Ross Drive Santa Clara, CA	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 441-3200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SOUN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment	SOUNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 14, 2023 (the “Closing Date”), SoundHound AI, Inc., a Delaware corporation (the “Company”), entered into a Senior Secured Term Loan Credit Agreement (the “Credit Agreement”) with ACP Post Oak Credit II LLC, as Administrative Agent and Collateral Agent for the Lenders (the “Agent”), and the lenders from time to time party thereto (the “Lenders”). The Credit Agreement provides for a term loan facility in an aggregate principal amount of up to $100 million (the “Term Loan”), the entirety of which was funded on the Closing Date. The Credit Agreement also permits the Company to request additional commitments of up to $25 million in the aggregate, with funding of such commitments in the sole discretion of the Lenders, under certain circumstances and under the same terms as the Term Loan. On the Closing Date, the Company also entered into that certain Guarantee and Collateral Agreement, dated as of April 14, 2023, by and among the Company, the other grantors named therein and the Agent (the “Guarantee and Collateral Agreement”). In addition, on the Closing Date, a collateral protection insurance policy was issued to the Lenders and a cash premium was paid on the Closing Date to the insurance provider thereunder (the “Cash Premium”). Pursuant to the Credit Agreement, the Company is required to make certain additional specified cash premium payments, based on single-digit percentages of the loans then outstanding, over a period of three years from the Closing Date.

The Company will use the proceeds from the Term Loan to (i) repay outstanding amounts equal to approximately $30 million under the Company’s existing loan facilities, (ii) fund an escrow account on the Closing Date in the name of the Agent for an amount equal to the first four interest payments, (iii) pay certain fees and expenses incurred in connection with entering into the Credit Agreement, and (iv) fund the Cash Premium, together with related taxes, with the remaining proceeds to be used to fund growth investments and for general corporate purposes as permitted under the Credit Agreement.

The outstanding principal balance of the Term Loan bears interest at the applicable margin plus, at the Company’s election, either (i) the secured overnight financing rate (“SOFR”) plus 0.15% or (ii) the alternate base rate (“ABR”), which is a per annum rate equal to the greatest of (a) the Prime Rate (as defined in the Credit Agreement), (b) the NYFRB Rate (as defined in the Credit Agreement) plus 0.50% and (c) the Adjustable Rate (as defined in the Credit Agreement) plus 1.00%. The applicable margin under the Credit Agreement is 8.50% per annum with respect to SOFR loans, and 7.50% per annum with respect to ABR loans.

Subject to certain exceptions as set forth in the Credit Agreement, interest on the Term Loan is payable quarterly in arrears on the last business day of each fiscal quarter. The Term Loan is set to mature on April 14, 2027 (the “Maturity Date”). The Credit Agreement provides for no scheduled principal amortization prior to the Maturity Date.

The Term Loan is secured by substantially all of the assets of the Company and its subsidiaries other than the assets of Excluded Subsidiaries (as defined in the Credit Agreement) and is guaranteed by the Company’s subsidiaries other than Excluded Subsidiaries. As set forth in more detail in the Credit Agreement, the Company is required to make mandatory prepayments on the Term Loan in the event of certain specified events, including in the event of certain capital raises by the Company and its subsidiaries. The Company may also prepay amounts under the Term Loan, subject to certain costs and conditions specified in the Credit Agreement.

The Credit Agreement also contains customary representations and warranties for a facility of this nature and affirmative and negative covenants. In particular, the Credit Agreement requires the Company to have liquidity at least equal to the Interest Escrow Required Amount (as defined in the Credit Agreement) as of the last day of each fiscal quarter. In addition, the Credit Agreement limits the Company’s and its subsidiaries’ ability to incur indebtedness, make restricted payments, including cash dividends on its common stock, make certain investments, loans and advances, enter into mergers and acquisitions, sell, assign transfer or otherwise dispose of its assets, enter into transactions with its affiliates and engage in sale and leaseback transactions, among other restrictions.

The Credit Agreement includes customary events of default, including, but not limited to, nonpayment of principal or interest, breaches of representations and warranties, failure to perform or observe covenants, cross-defaults with certain other indebtedness, final judgments or orders, certain change of control events, and certain bankruptcy-related events or proceedings. Upon the occurrence of an event of default (subject to notice and grace periods), obligations under the Credit Agreement could be accelerated.

In connection with the Credit Agreement, on the Closing Date the Company also issued a warrant to purchase up to 3,301,536 shares of the Company’s Class A common stock to the Agent (the “Warrant”). The Warrant has a per share exercise price of $2.59 and may be exercised, including on a cashless basis, by the holder at any time prior to the 10-year anniversary of the issue date. The Warrant will be automatically cashless exercised immediately prior to a change in control of the Company.

The foregoing summary of the material terms of the Credit Agreement, the Guarantee and Collateral Agreement and the Warrant does not purport to be complete and is qualified in their entirety by reference to the full text of the Credit Agreement, the Guarantee and Collateral Agreement and the Warrant, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023.

Item 1.02 Termination of a Material Definitive Agreement.

Concurrently with the Company’s entry into the Credit Agreement, the Company used a portion of the proceeds to prepay in full all outstanding obligations under, and terminated, the (i) Loan and Security Agreement, dated as of June 14, 2021, by and among Ocean II PLO LLC, Structural Capital Investments III, LP, and SoundHound, Inc., a subsidiary of the Company (the “Structural Facility”), and (ii) Loan and Security Agreement, dated as of March 31, 2021, by and among SoundHound, Inc., Silicon Valley Bank, and SVB Innovation Credit Fund VIII, L.P., (the “SVB Facility”, together with the Structural Facility, the “Existing Facilities”). For a description of the Existing Facilities, refer to Note 9 to the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2022. In connection with the Structural Facility prepayment, the Company paid a total of approximately $11.7 million, which consisted of (i) the remaining principal amount outstanding of approximately $11.0 million, (ii) a prepayment premium of approximately $0.2 million, (iii) a final payment fee of approximately $0.5 million, and (iv) the remainder for transaction expenses. In connection with the SVB Facility prepayment, the Company paid a total of approximately $18.5 million, which consisted of (i) the remaining principal amount outstanding of $17.0 million, (ii) a prepayment premium of $0.3 million, (iii) a final payment fee of approximately $1.1 million, (iv) approximately $0.1 million of accrued and unpaid interest, and (v) the remainder for transaction expenses. There were no material relationships between the Company or its affiliates and the other parties to the Existing Facilities other than in respect of such agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the Senior Secured Term Loan Credit Agreement described under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K relating to the Warrant is incorporated by reference in this Item 3.02.

The Company issued and sold the Warrant in reliance on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof. In connection with its execution of the Warrant, the Agent represented to the Company that it is an “accredited investor” as defined in Regulation D under the Securities Act and that the Warrant, and the shares of the Company’s Class A common stock underlying the Warrant, will be acquired solely for its own account and for investment purposes and not with a view to future sale or distribution. The issuance and sale of the Warrant, and the shares of the Company’s Class A common stock underlying the Warrant, have not been registered under the Securities Act or the securities laws of any other jurisdiction, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 3.03 Material Modification to the Rights of Security Holders.

The Credit Agreement imposes restrictions on the Company’s ability to declare and pay dividends or make other distributions to holders of the Company’s capital stock.

Item 7.01 Regulation FD Disclosure.

On April 17, 2023, the Company issued a press release announcing, among other things, entry into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished under this Item 7.01 and in the accompanying Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statement and Exhibits.

Exhibit Number	Description
99.1	Press Release, dated April 17, 2023
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 17, 2023	SoundHound AI, Inc.

	By:	/s/ Keyvan Mohajer
		Name:	Keyvan Mohajer
		Title:	Chief Executive Officer

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